Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following is a summary of information concerning the capital stock of Veeva Systems Inc. (“us,” “our,” “we,” or the “Company”) and certain provisions of our restated certificate of incorporation (“Certificate”) and amended and restated bylaws (“Bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate and “Bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, as well as the applicable provisions of the Delaware General Corporate Law (the “DGCL”). We encourage you to read our Certificate, Bylaws, and the applicable portions of the DGCL carefully.

General

Our Certificate provides for one class of common stock: Class A common stock, which we refer to as “common stock.” In addition, our Certificate authorizes shares of undesignated preferred stock, the rights, preferences, and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 810,000,000 shares, all with a par value of $0.00001 per share, of which:
•800,000,000 shares are authorized Class A common stock; and
•10,000,000 shares are authorized preferred stock.

Public Benefit Corporation

On February 1, 2021, after approval by our stockholders, we became a Delaware public benefit corporation (“PBC”). As a PBC, we have unique legal obligations. We are required to adopt and include in our Certificate a public benefit purpose that is intended to have positive effects on a category of persons, entities, or communities other than stockholder financial interest. Our public benefit purpose is to provide products and services that are intended to help make the industries we serve more productive, and to create high-quality employment opportunities in the communities in which we operate. Further, as a PBC, our board of directors is required to balance our stockholders' pecuniary (financial) interests, the best interests of those materially affected by our conduct, and pursuit of our public benefit purpose. We have identified those materially affected by our conduct (which we refer to as stakeholders) as including our customers, our employees, our partners, and the communities in which we operate.

As a PBC, we are required to disclose to stockholders a report at least biennially that includes our assessment of our success in achieving our specific public benefit purpose, and we have committed to providing this report annually and making it publicly available.

We believe that operating as a PBC is beneficial to our business and consistent with the long-term interests of stockholders. However, the benefits we anticipate from operating as a PBC may not materialize within the timeframe we expect or at all, or there may be negative effects. For more information regarding our status as a PBC and the related risks, see “Risk Factors—Risks Related to Our Status as a Public Benefit Corporation, Our ESG Disclosures, and Ownership of Our Common Stock” in the Form 10-K of which this exhibit is a part, which is hereby incorporated by reference.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share.

Stockholders do not have the ability to cumulate votes for the election of directors. Our Certificate and Bylaws provide for a declassified board of directors, with annual election of directors, serving a one-year term.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends, and only then at the times and in the amounts that our board of directors may determine.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation, or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

No shares of preferred stock are outstanding, but we are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

We are governed by the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:
•the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder; or
•subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Additionally, as a PBC, our board of directors has a duty to balance (i) the pecuniary (financial) interest of our stockholders, (ii) the best interests of stakeholders materially affected by our conduct and (iii) the specific public benefits identified in our Certificate. Balancing these interests may make us a less attractive target for potential buyers.

Certificate and Bylaws Provisions

Our Certificate and our Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•Supermajority Approvals. Our Certificate requires the approval of two-thirds of the combined vote of our then-outstanding shares of common stock in order to amend certain specified provisions. In addition, our Bylaws require the approval of two-thirds of the combined vote of our then-outstanding shares of common stock in order to adopt stockholder proposed amendments. These provisions have the effect of making it more difficult to amend our Certificate or Bylaws to remove or modify any existing provisions.
•Board of Directors Vacancies. Our Certificate and Bylaws authorize our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
•Removal of Directors. Our Certificate provides that directors may be removed from the board of directors with or without cause and only by the approval of two-thirds of the combined vote of our then-outstanding shares of our common stock entitled to vote thereon.
•Stockholder Action; Special Meeting of Stockholders. Our Certificate provides that stockholders are not able to take action by written consent and are only able to take action at annual or special meetings of our stockholders. Stockholders are not permitted to cumulate their votes for the election of directors. Our Certificate and Bylaws further provide that special meetings of our stockholders may be called by a majority vote of our entire board of directors, the chairman of our board of directors, our chief executive officer, or the chairman of our board or our chief executive officer at the written request of one or more stockholders who have delivered such request in accordance with various provisions in the Bylaws. Stockholders requesting that a special meeting be called must own 25% or more of the voting power of our capital stock and comply with other requirements set forth in our Bylaws, including a one-year holding period and certain notice procedures.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.
•Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the holders of common stock, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

Choice of Forum

Our Bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Certificate or our Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Our Bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for any action asserting a claim arising pursuant to the Securities Act, such a provision known as a “Federal Forum Provision.” Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these provisions.

Proxy Access

Our Bylaws include a “proxy access” bylaw whereby a stockholder (or a group of up to 20 stockholders) that has held at least 3% of the voting power of our capital stock for three years or more may nominate candidates for up to the greater of (i) or (ii) 20% of the available director seats and have those nominees included in our proxy materials, provided that the stockholder and nominees satisfy the requirements specified in the Bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and the telephone number is (800) 937-5449.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “VEEV.”